Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Farmland Partners Inc. of our report dated March 19, 2021 relating to the consolidated financial statements and financial statement schedule of Farmland Partners Inc., which report appears in the Annual Report on From 10-K for the year ended December 31, 2020.

/s/ Plante & Moran, PLLC

Denver, Colorado

May 10, 2021